UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      ------------------------------------


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                                       OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                      ------------------------------------


                                 DATE OF REPORT
               (Date of Earliest Event Reported): October 17, 1997


                                 NATURADE, INC.
               (Exact Name of Registrant as Specified in Charter)

      DELAWARE
      (State or Other          33-7106-A           23-2442709
      Jurisdiction            (Commission         (IRS Employer
      Incorporation)          File Number)        Identification No.)


                            7110 EAST JACKSON STREET
                           PARAMOUNT, CALIFORNIA 90723
                    (Address of Principal Executive Offices)

                         Registrant's Telephone Number,
                       Including Area Code: (562) 531-8120






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Item 5.  OTHER EVENTS

         On October 17, 1997, Naturade, Inc. (the "Registrant") signed a Term Sheet with Doyle & Bossiere LLC ("D&B") and four shareholders of the Registrant, including the Registrant's president, Allan Schulman, which provides for a transaction in which the Registrant would raise $6,000,000 in cash through the sale of newly issued shares of its common stock in a private placement and in which a company controlled by D&B would acquire control of the Registrant through the ownership of 55% of its outstanding common stock.

         The Term Sheet provides that D&B and Taishan Holdings, Inc. ("Taishan") would form a California corporation named Health Holdings, which would be controlled by D&B. The Registrant would sell 2,000,000 shares of its common stock to Health Holdings in a private placement for a purchase price of $6,000,000, or $3 per share. The shareholders of the Registrant who signed the Term Sheet would sell to Health Holdings an additional 858,473 shares of the Registrant's common stock at the same price per share which would provide Health Holdings with ownership of 55% of the outstanding common stock of the Registrant. This would result in control of the Registrant by D&B, through its control of Health Holdings.

         In addition, Health Holdings would receive anti-dilution rights which would permit Health Holdings to maintain its 55% interest in the Registrant following consummation of the transaction. Health Holdings would receive registration rights with respect to the common stock it would acquire as well as reimbursement for its transaction expenses in an amount not to exceed $150,000. After the closing and as long as Health Holdings and its affiliates own 25% or more of the common stock of the Registrant, D&B would provide strategic and financial consulting services to the Registrant for an annual fee of $300,000.

         The Term Sheet provides that Allan Schulman, President of the Registrant, would continue in his current role with the Registrant following completion of the transaction pursuant to a four-year employment, consulting and non-competition agreement. Mr. Schulman's salary would be $180,000 in the first year and would decrease by 20% per year thereafter, to reflect anticipated decreases in Mr. Schulman's services to the Registrant as he approaches retirement.

         The closing of the transaction is subject to the satisfaction of customary closing conditions, including a satisfactory due diligence review by D&B and Health Holdings, the execution of definitive transaction documents and







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obtaining all necessary consents and approvals. The Term Sheet provides that
D&B is entitled to close the transaction based upon the Term Sheet in the event that definitive agreements are not executed. The parties currently anticipate closing the transaction by mid-December.

         D&B is a Burlingame, California based manager of a $100 million fund focused on investing in companies which it believes to be well-positioned and to have unusually high potential but which are constrained by limited capital. D&B seeks to assist such companies in realizing their potential by providing new operating management and additional equity.

         Taishan, based in New York City, was formed in 1995 to introduce pharmaceutical-grade botanical medicines to the global marketplace. Taishan is a partner in Taishan Pharmaceuticals, Ltd., a joint venture headquartered in Beijing, China, with the Chinese Ministry of Health's State Administration of Traditional Chinese Medicine. The Term Sheet provides for Taishan's contribution of its interest in the joint venture to Health Holdings.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         (a)   Financial Statements of Businesses Acquired.

               Not applicable.

         (b)   Pro Forma Financial Information.

               Not applicable.

         (c)   Exhibits.

               Not Applicable.








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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NATURADE, INC.



                                        By:   /s/ Allan Schulman
                                             ----------------------
                                              Allan Schulman,
                                              Chief Executive Officer

Dated:  October 31, 1997








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